For Immediate Release
Tuesday, October 6, 1998

Company       Melanie Lawson
  Contact:    (580) 436-7462


                      CONSECO TO OFFER LEGAL PLANS THROUGH
                          PRE-PAID LEGAL SERVICES, INC.


         ADA, OK, October 6, 1998 - Pre-Paid Legal Services, Inc. (ASE:PPD) ("Pre-Paid"), and Conseco announced a marketing alliance designed to allow the 160,000 agents who represent Conseco's insurance companies to offer Pre-Paid's legal plans to their customers. It is expected that Conseco will focus primarily on their existing group accounts.

         Separately,   Pre-Paid  Legal  Services  agreed  to  acquire  Universal
Fidelity Life Insurance Company from Conseco. This transaction is subject to certain conditions, including insurance department approval.

         Harland C. Stonecipher, Pre-Paid Chairman and Chief Executive Officer, commented: "We believe that the marketing alliance with Conseco will create an even greater awareness of the need for legal service memberships and will further enhance our opportunities for growth. The acquisition of Universal Fidelity will give us the opportunity to manufacture specialty insurance products for the benefit of our marketing associates which number in the tens of thousands and is growing daily. This will also assure that Universal Fidelity remains a strong and vibrant Oklahoma company."

         Thomas J. Kilian, executive vice president and chief operations officer of Conseco and president of Conseco Marketing, LLC, said, "Our partnership with Pre-Paid Legal Services, Inc. will allow our agents to expand the products and services they offer to the 9 million middle-American customers served by the Conseco insurance companies."

         Universal Fidelity, based in Duncan, Oklahoma, was a subsidiary of Pioneer Financial Services, Inc., when Pioneer was acquired by Conseco in 1997. The terms of the acquisition transaction contemplate that Universal Fidelity's health insurance policies will be reinsured by a subsidiary of Conseco. Universal will retain the existing life business with 1997 annual premium of approximately $1 million. Pre-Paid's purchase price is expected to be approximately $7 million in cash, which is approximately 1.2 times the estimated capital and surplus of Universal after a planned extraordinary dividend. The transaction is not expected to have a material effect on Pre-Paid's operating results in the near term.

         Pre-Paid Legal Services develops, underwrites and markets legal service plans nationally. The plans provide for or reimburse legal service benefits, including unlimited attorney consultation, will preparation, traffic violation defense, automobile-related criminal charges, letter writing, document preparation and review and a general trial defense benefit.

         Headquartered in Carmel, Indiana, Conseco is a financial services organization dedicated to providing its customers with solutions for both wealth protection and wealth creation. Through its subsidiaries, Conseco is one of the nation's leading providers of supplemental health insurance, retirement annuities, universal life insurance and consumer and commercial finance products and services.

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